Exhibit 99.1

Contact:

Gail Gerono

Investor Relations

412-561-2762

ggerono@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

December 2, 2015

Ampco-Pittsburgh Corporation to Acquire Åkers AB

Carnegie, PA, December 2, 2015 – Ampco-Pittsburgh Corporation (NYSE: AP), today announced that it has entered into a definitive agreement to acquire Åkers AB and certain of its affiliated companies (excluding Åkers AB’s operations in France and Belgium), from Altor Fund II GP Limited. The acquisition is expected to approximately double the sales of Union Electric Steel Corporation, a wholly-owned operating subsidiary of Ampco and a leading producer of forged and cast engineered products for the worldwide steel and aluminum industries. The base purchase price of $80 million (which is subject to certain post-closing adjustments) is payable $30 million in cash, $30 million in the form of a three-year note, and $20 million in shares of Ampco-Pittsburgh common stock. The stock portion of the consideration is subject to certain transfer and other restrictions. It is expected that this acquisition will be immediately accretive. The closing of the transaction, which is expected to occur in the first quarter of 2016, is subject to regulatory filings and closing conditions.

Åkers AB has been a leader in the production of cast and forged rolls since 1806 and has a strong presence in the industry with sales and technical support that span the globe. Manufacturing facilities are located in Europe, North America, and China.

“The acquisition of Åkers is a significant step in Ampco-Pittsburgh’s ongoing diversification and growth. This strategic move complements and strengthens what customers have come to expect from Union Electric Steel — high-performance products, technical service, responsiveness, and reliability. Åkers’ manufacturing facilities will expand Ampco-Pittsburgh’s global footprint and position Union Electric Steel to offer a complete product offering to better serve customers in every region of the world,” commented John Stanik, Ampco-Pittsburgh’s Chief Executive Officer.

Fredrik Strömholm, Partner at Altor Equity Partners and Member of the Board of Directors of Åkers, stated, “We believe that Åkers has a bright future with Ampco-Pittsburgh Corporation, and we look forward to being a part of this next step in the long history of Åkers.”

Ampco-Pittsburgh will host a conference call with the investment community to discuss the announcement on Friday, December 4th at 10:00 a.m. EST. If you would like to participate in the conference call, please register at www.ampcopgh.com or dial-in using the information below. The conference ID is: 94581406.

Live Event Dial-In Details:

•	Participant Toll-Free Dial-In Number: (877) 267-7197

•	Participant International Dial-In Number: +1 (330) 968-0666

To ensure timely access, participants should dial-in approximately 10 minutes before the call starts. A listen-only webcast will be available on Ampco-Pittsburgh Corporation’s website at www.ampcopgh.com.

A replay of the conference call will be available until December 18, 2015, on Ampco-Pittsburgh Corporation’s website at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation, through its operating subsidiaries, is a leading producer of forged and cast rolls for the worldwide steel and aluminum industries as well as ingot and open die forged products for the oil and gas, aluminum, and plastic extrusion industries. It is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. Ampco-Pittsburgh Corporation operates manufacturing facilities in the United States and the United Kingdom, with sales offices in the United States, United Kingdom, and Belgium. Corporate headquarters is located in Carnegie, Pennsylvania.

About Åkers

Åkers AB is a leading producer of cast and forged rolls for the steel and aluminum industries. The company was founded in 1580 and roll production commenced in 1806. The company is headquartered in Åkers Styckebruk, Sweden.

About Altor

The Altor Funds (Altor) are private equity funds. Altor is advised by Altor Equity Partners. Altor invests in companies in the Nordic region with a focus on value creation through growth initiatives, strategic development, and operational improvements.

Advisors

William Blair and Strata Advisory AB acted as the financial advisors in connection with the pending acquisition of Åkers AB. K&L Gates LLP acted as lead outside legal counsel to Ampco-Pittsburgh with Setterwalls Advokatbyrå AB acting as local transaction counsel in Sweden.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, profitability and anticipated synergies, expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission, or in Ampco-Pittsburgh Corporation communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions and divestitures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, Ampco-Pittsburgh may not be able to successfully consummate the Åkers acquisition or, if consummated, integrate the Åkers business or such integration may take longer to accomplish than expected; the expected cost savings and any synergies from the acquisition may not be fully realized within the expected timeframes; disruption from the acquisition may make it more difficult to maintain relationships with customers or suppliers; the required governmental approvals of the acquisition may not be obtained; general economic and business conditions, demand for Ampco-Pittsburgh’s goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability of key raw materials and unfavorable resolution of claims against the Corporation, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Ampco-Pittsburgh, particularly our latest annual report on Form 10-K and subsequent filings. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.